SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is made by and between Richard S. Denning (“Executive”) and Cumulus Media Inc. (“Company”) on this 26th day of August, 2016.

WHEREAS, Executive and Company are parties to that certain Employment Agreement dated November 29, 2011, as amended by that First Amendment to Employment Agreement dated March 30, 2016 (collectively, “Agreement”); and

WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof;

NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:

1.	Section 4(a) of the Agreement is amended to delete the reference to “$500,000” and to insert “$550,000” in lieu thereof.

2.	Section 5(b) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

“(b) The termination of the Executive’s employment by the Company with or without Cause. For purposes of this Agreement, “Cause” means (i) the conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken; (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business; (iii) the willful misconduct of the Executive, or the willful or continued failure by the Executive (except as a result of disability or illness) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the Executive in connection with his performance of duties to the Company. However, in no event shall the Executive’s employment be considered to have been terminated for Cause unless and until the Executive receives a written statement from the Company identifying acts or omissions of the Executive constituting Cause. The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within thirty (30) days of the Executive’s receipt of such statement. The foregoing shall not limit the right of the Company to suspend the Executive from his day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

3.	Section 6(c)(ii) of the Agreement is deleted in its entirely and the following is inserted in lieu thereof: “Intentionally Deleted”.

4.	Section 6(d)(ii) of the Agreement (“The Company shall pay the Pro-Rata Bonus to the Executive”), is deleted in its entirely and the following is inserted in lieu thereof: “Intentionally Deleted”.

5.	All capitalized terms used herein, unless given specific definitions in this Second Amendment shall have the definition ascribed to such terms in the Agreement.

6.	This Second Amendment shall be effective as of the date first written above (the “Effective Date”).

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

This Second Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Second Amendment the day and year indicated herein.

COMPANY	EXECUTIVE
Cumulus Media Inc	Richard S. Denning
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